SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 20, 2007

CAPITAL ONE FINANCIAL CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	1-13300	54-1719854
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1680 Capital One Drive, McLean, Virginia	22102
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (703) 720-1000

Not Applicable

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05	Costs Associated with Exit or Disposal Activities.

Capital One Financial Corporation (“Capital One” or the “Company”) today announced via press release that it will cease residential mortgage origination operations of its wholesale mortgage banking unit, GreenPoint Mortgage, effective immediately. Current conditions in the secondary mortgage markets create significant near-term profitability challenges, given the company’s “originate and sell” business model. Further, recent and continuing developments in the mortgage markets reduce the long-term outlook for profitability in the business, as the company expects markets for prime non-conforming mortgage products are likely to remain challenged for the foreseeable future. GreenPoint will cease making new loan commitments immediately; however, it will continue to meet its contractual obligations to customers for loan commitments that are in the pipeline with rates locked. A copy of the Company’s press release is attached to this report.

The Company estimated that the total after-tax charges associated with this closure will be approximately $860 million or $2.15 per share, the vast majority of which is expected to be incurred in 2007. Approximately $650 million of these expenses result from the non-cash write-down of goodwill associated with the acquisition of GreenPoint Mortgage as part of the North Fork Bancorporation in December 2006. The remaining $210 million of after-tax charges includes approximately $100 million in after-tax restructuring charges associated with severance benefits and facilities closure, and approximately $110 million after-tax valuation adjustment related to ongoing operations in the third quarter.

Item 8.01.	Other Events.

(a)	Cautionary Factors.

The attached press release and information provided pursuant to Items 2.05 contain forward-looking statements, which involve a number of risks and uncertainties. The Company cautions readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information as a result of various factors including, but not limited to, the following:

•	the success, timeliness and financial impact of the decision to discontinue certain mortgage operations, including financial charges and costs;

•	the success, timeliness and financial impact of our restructuring initiative, including costs, cost savings and other benefits;

•	continued intense competition from numerous providers of products and services which compete with the Company’s businesses;

•	changes in interest rates;

•	the success of the Company’s marketing efforts;

•	an increase or decrease in credit losses (including increases due to a worsening of general economic conditions);

•

the ability of the Company to continue to securitize its credit cards and consumer loans and to otherwise access the capital markets at attractive rates and terms to capitalize and fund its operations and future growth;

•	financial, legal, regulatory, accounting changes or actions that may affect investment in, or the overall performance of, a product or business;

•	general economic conditions affecting consumer income, spending and savings which may affect consumer bankruptcies and defaults, charge-offs, and deposit activity;

•

with respect to financial and other products, changes in the Company’s aggregate loan balances and/or number of customers and the growth rate and composition thereof, including changes resulting from factors such as shifting product mix, amount of actual marketing expenses made by the Company and attrition of loan balances;

•	the amount of deposit growth;

•	general economic and secondary market conditions in the mortgage industry;

•	changes in the reputation of the credit card industry and/or the Company with respect to practices or products;

•	any significant disruption in our operations or technology platform;

•	the Company’s ability to maintain a compliance infrastructure suitable for its size and complexity;

•	the amount of, and rate of growth in, the Company’s expenses as the Company’s business develops or changes or as it expands into new market areas;

•	the ability of the Company to build the operational and organizational infrastructure necessary to engage in new businesses;

•	the Company’s ability to execute on its strategic and operational plans;

•	any significant disruption of, or loss of public confidence in, the United States Mail service affecting our response rates and consumer payments;

•	the ability of the Company to recruit and retain experienced personnel to assist in the management and operations of new products and services;

•	the risk that North Fork Bank will not be integrated successfully;

•	the risk that the cost savings and any other synergies from the North Fork Bank acquisition may not be fully realized or may take longer to realize than expected;

•	disruption from the acquisitions making it more difficult to maintain relationships with customers, employees or suppliers; and

•

other risk factors listed from time to time in the Company’s SEC reports including, but not limited to, the Annual Report on Form 10-K for the year ended December 31, 2006 and the Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007 and June 30, 2007.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Exhibit
99.1	Press Release issued by the Company, dated August 20, 2007.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAPITAL ONE FINANCIAL CORPORATION
Date: August 20, 2007
	By:	/s/ John G. Finneran, Jr.
John G. Finneran, Jr.
General Counsel & Corporate Secretary

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EXHIBIT INDEX

Exhibit No.	Description of Exhibit
99.1	Press Release issued by the Company, dated August 20, 2007. (This exhibit shall not be deemed to be “filed” with this Form 8-K.)

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